Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	July 24, 2012
For Immediate Release

HOME BANCORP ANNOUNCES 2012 SECOND QUARTER RESULTS

AND APPROVAL OF SHARE REPURCHASE PROGRAM

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $1.8 million for the second quarter of 2012, a decrease of $308,000, or 15%, compared to the first quarter of 2012 and an increase of $485,000, or 38%, compared to the second quarter of 2011. Diluted earnings per share were $0.24 for the second quarter of 2012, a decrease of $0.05, or 17%, compared to the first quarter of 2012 and an increase of $0.07, or 41%, compared to the second quarter of 2011.

The Company also announced its Board of Directors approved a new program to repurchase up to 383,598 shares, or approximately 5%, of the Company’s outstanding common stock. Repurchases may be made by the Company in open-market or privately-negotiated transactions as, in the opinion of management, market conditions warrant. The Company completed a previously announced repurchase program (the “May 2011” program) earlier this month.

The Company’s common stock was added to the Russell 3000 Index in June 2012. The index measures the performance of the 3,000 largest companies in the United States based on market capitalization.

“Louisiana businesses continue to discover the value we add to their companies,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “In addition to making their banking more affordable, Home Bank is committed to helping businesses and individuals effectively navigate the financial landscape by providing sound advice, reliable solutions and an unmatched level of service.”

Loans and Credit Quality

The Company’s loans totaled $679.8 million at June 30, 2012, an increase of $1.1 million, or 0.2%, from March 31, 2012, and an increase of $230.2 million, or 51%, from June 30, 2011. Second quarter 2012 loan growth related primarily to commercial real estate (“CRE”) loans, which were up $30.4 million. The majority of CRE loan growth during the quarter resulted from the completion of construction projects financed by the Company. Conversely, construction and land loans were down $20.1 million during the quarter. The increase in loans compared to June 30, 2011 relates primarily to the $182.4 million in loans added as a result of the acquisition of GS Financial Corp. (“GSFC”) in July 2011.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

	June 30,	December 31,	Increase/(Decrease)
(dollars in thousands)	2012	2011	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$173,227	$182,817	$(9,590)	(5)%
Home equity loans and lines	41,535	43,665	(2,130)	(5)
Commercial real estate	268,445	226,999	41,446	18
Construction and land	66,042	78,994	(12,952)	(16)
Multi-family residential	20,141	20,125	16	—

Total real estate loans	569,390	552,600	16,790	3

Other loans:
Commercial and industrial	77,951	82,980	(5,029)	(6)
Consumer	32,431	30,791	1,640	5

Total other loans	110,382	113,771	(3,389)	(3)

Total loans	$679,772	$666,371	$13,401	2%

Nonperforming assets (“NPAs”), which includes $12.8 million in assets covered under loss sharing agreements with the FDIC (“Covered Assets”) and $10.3 million acquired from GSFC, totaled $30.3 million at June 30, 2012, a decrease of $3.8 million compared to March 31, 2012 and an increase of $10.2 million compared to June 30, 2011. The ratio of total NPAs to total assets was 3.06% at June 30, 2012, compared to 3.48% at March 31, 2012 and 2.80% at June 30, 2011. Excluding acquired assets, the ratio of NPAs was 0.90% at June 30, 2012, compared to 1.16% at March 31, 2012 and 0.19% at June 30, 2011.

The Company recorded net loan charge-offs of $1.7 million during the second quarter of 2012, compared to net loan charge-offs of $3,000 and $227,000 in the first quarter of 2012 and second quarter of 2011, respectively. The increase in net charge-offs for the second quarter of 2012 resulted primarily from a $1.4 million partial charge-off on a $5.4 million CRE loan which was downgraded further during the quarter.

The Company’s provision for loan losses for the second quarter of 2012 was $1.2 million, compared to $712,000 for the first quarter of 2012 and $265,000 for the second quarter of 2011. The elevated level of provision during the second quarter of 2012 relates primarily to the same $5.4 million CRE loan mentioned above.

Excluding acquired loans, the ratio of allowance for loan losses to total loans was 1.05% at June 30, 2012, compared to 1.22% at March 31, 2012 and 1.06% at June 30, 2011. Including acquired loans, the ratio of allowance for loan losses to total loans was 0.78% at June 30, 2012, compared to 0.86% and 0.90% at March 31, 2012 and June 30, 2011, respectively.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $155.1 million at June 30, 2012, a decrease of $8.9 million, or 5%, from March 31, 2012, and an increase of $6.9 million, or 5%, from June 30, 2011. At June 30, 2012, the Company had a net unrealized gain position on its investment securities portfolio of $4.1 million, compared to net unrealized gains of $4.0 million and $1.9 million at March 31, 2012 and June 30, 2011, respectively. At June 30, 2012, the investment securities portfolio had a modified duration of 3.6 years.

During the second quarter of 2012, the Company sold securities with an aggregate book value of $11.2 million and realized a gain of $59,000 on the transactions. The securities were sold due to their low book yields and prepayment risk.

The Company maintains a portfolio of non-agency mortgage-backed securities, which had an amortized cost of $13.7 million at June 30, 2012. Each of these securities is rated investment grade by Standard & Poor’s and/or Moody’s.

Deposits

Core deposits (i.e., checking, savings and money market accounts) increased for the twelfth consecutive quarter, growing $44.5 million, or 10%, during the second quarter of 2012. Total deposits were $779.2 million at June 30, 2012, an increase of $43.1 million, or 6%, from March 31, 2012, and an increase of $251.8 million, or 48%, from June 30, 2011. The Company added $193.5 million in deposits through the acquisition of GSFC in July 2011.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	June 30,	December 31,	Increase / (Decrease)
(dollars in thousands)	2012	2011	Amount	Percent
Demand deposit	$151,770	$127,828	$23,942	19%
Savings	47,018	43,671	3,347	8
Money market	185,768	180,790	4,978	3
NOW	118,550	93,679	24,871	27
Certificates of deposit	276,128	284,766	(8,638)	(3)

Total deposits	$779,234	$730,734	$48,500	7%

Share Repurchases

The Company completed the May 2011 share repurchase program earlier this month. Under the May 2011 program, the Company acquired 402,835 shares of the Company’s common stock at an average price of $15.15 per share.

On July 23, 2012, the Company’s Board of Directors approved a new program to repurchase up to 383,598 shares, or approximately 5%, of the Company’s outstanding common stock. Repurchases may be made by the Company in open-market or privately-negotiated transactions as, in the opinion of management, market conditions warrant.

Net Interest Income

Net interest income for the second quarter of 2012 totaled $10.0 million, essentially unchanged compared to the first quarter of 2012, and an increase of $3.0 million, or 43%, compared to the second quarter of 2011. The addition of GSFC’s interest-earning assets and interest-bearing liabilities accounted for the vast majority of the increase compared to the same quarter last year. The Company’s net interest margin was 4.70% for the second quarter of 2012, one basis point higher than the first quarter of 2012 and 14 basis points higher than the second quarter of 2011.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	June 30, 2012		March 31, 2012		June 30, 2011
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$674,244	6.19%	$672,713	6.20%	$445,947	6.53%
Investment securities	152,916	2.12	155,476	2.21	145,624	2.25
Other interest-earning assets	26,504	0.53	25,160	0.55	21,371	0.65

Total interest-earning assets	853,664	5.29	853,349	5.31	612,942	5.31

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	329,371	0.39	316,004	0.45	241,960	0.50
Certificates of deposit	276,800	1.11	282,476	1.11	191,038	1.54

Total interest-bearing deposits	606,171	0.72	598,480	0.76	432,998	0.96
FHLB advances	73,488	0.97	101,473	0.71	41,010	1.12

Total interest-bearing liabilities	$679,659	0.75	$699,953	0.75	$474,008	0.97

Net interest spread		4.54%		4.56%		4.34%

Net interest margin		4.70%		4.69%		4.56%

Noninterest Income

Noninterest income for the second quarter of 2012 totaled $1.9 million, an increase of $200,000, or 12%, compared to the first quarter of 2012 and a decrease of $202,000, or 10%, compared to the second quarter of 2011. The increase in noninterest income in the second quarter of 2012 compared to the first quarter of 2012 resulted primarily from higher gains on the sale of mortgage loans of $92,000 and gains on the sale of securities of $59,000.

The decrease in noninterest income in the second quarter of 2012 compared to the second quarter of 2011 resulted primarily from a litigation settlement of $525,000 received in the second quarter of 2011. Excluding the litigation settlement and securities gains, noninterest income increased 17% compared to the same quarter last year due primarily to higher gains on the sale of mortgage loans. Additionally, service fees and charges and bank card fees increased compared to the same quarter last year as a result of the accounts added through the acquisition of GSFC and organic customer growth.

Noninterest Expense

Noninterest expense for the second quarter of 2012 totaled $8.0 million, an increase of $234,000, or 3%, compared to the first quarter of 2012 and an increase of $1.2 million, or 18%, compared to the second quarter of 2011. The increase in noninterest expense in the second quarter of 2012 compared to the first quarter of 2012 resulted primarily from an increase in compensation and benefits of $131,000 and higher marketing and advertising, professional services and other expenses.

The increase in noninterest expense in the second quarter of 2012 compared to the second quarter of 2011 was primarily due to higher compensation and benefits, occupancy and data processing and communication expenses resulting from the addition of GSFC’s offices and employees. Additionally, expenses related to foreclosed assets increased during the second quarter of 2012 compared to the same quarter a year ago due primarily due to resolution costs related to NPAs acquired from GSFC.

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes acquired loans and nonrecurring noninterest income. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30	June 30%		March 31,	December 31,
	2012	2011	Change	2012	2011
Assets
Cash and cash equivalents	$51,211,525	$21,588,068	137%	$33,800,736	$31,272,508
Interest-bearing deposits in banks	4,509,000	8,273,000	(45)	4,754,000	5,583,000
Investment securities available for sale, at fair value	152,718,411	140,969,334	8	161,000,461	155,259,978
Investment securities held to maturity	2,422,574	7,253,356	(67)	3,064,866	3,461,717
Mortgage loans held for sale	4,832,498	2,773,616	74	1,794,119	1,672,597
Loans covered by loss sharing agreements	46,827,556	68,421,716	(32)	56,111,387	61,070,360
Noncovered loans, net of unearned income	632,944,049	381,119,264	66	622,539,181	605,301,127

Total loans	679,771,605	449,540,980	51	678,650,568	666,371,487
Allowance for loan losses	(5,314,386)	(4,057,044)	31	(5,813,095)	(5,104,363)

Total loans, net of allowance for loan losses	674,457,219	445,483,936	51	672,837,473	661,267,124

FDIC loss sharing receivable	22,827,051	30,709,836	(26)	24,399,699	24,222,190
Office properties and equipment, net	30,618,073	23,015,352	33	30,724,675	31,763,692
Cash surrender value of bank-owned life insurance	17,033,380	16,485,001	3	16,902,453	16,771,174
Accrued interest receivable and other assets	27,885,771	20,848,648	34	30,275,634	32,515,158

Total Assets	$988,515,502	$717,400,147	38	$979,554,116	$963,789,138

Liabilities
Deposits	$779,233,938	$527,402,695	48%	$736,157,230	$730,733,755
Federal Home Loan Bank advances	54,874,645	52,500,000	5	100,848,030	93,622,954
Accrued interest payable and other liabilities	15,375,621	3,740,456	311	4,827,764	5,147,595

Total Liabilities	849,484,204	583,643,151	46	841,833,024	829,504,304

Shareholders’ Equity
Common stock	89,453	$89,312	—%	89,404	89,335
Additional paid-in capital	90,069,141	88,922,459	1	90,230,748	89,741,406
Treasury stock	(17,208,855)	(11,849,932)	45	(15,965,319)	(15,892,315)
Common stock acquired by benefit plans	(7,666,096)	(8,813,501)	(13)	(8,531,519)	(8,625,513)
Retained earnings	71,058,483	64,187,699	11	69,305,807	67,245,350
Accumulated other comprehensive income	2,689,172	1,220,959	120	2,591,971	1,726,571

Total Shareholders’ Equity	139,031,298	133,756,996	4	137,721,092	134,284,834

Total Liabilities and Shareholders’ Equity	$988,515,502	$717,400,147	38	$979,554,116	$963,789,138

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Six Months Ended
	June 30,		%	June 30,		%
	2012	2011	Change	2012	2011	Change
Interest Income
Loans, including fees	$10,383,044	$7,265,525	43%	$20,754,401	$14,426,178	44%
Investment securities	812,148	817,359	(1)	1,671,631	1,778,180	(6)
Other investments and deposits	35,068	34,542	2	69,466	71,263	(3)

Total interest income	11,230,260	8,117,426	38	22,495,498	16,275,621	38

Interest Expense
Deposits	1,084,579	1,035,004	5%	2,216,427	2,212,053	—%
Federal Home Loan Bank advances	177,766	115,087	54	358,602	215,726	66

Total interest expense	1,262,345	1,150,091	10	2,575,029	2,427,779	6

Net interest income	9,967,915	6,967,335	43	19,920,469	13,847,842	44
Provision for loan losses	1,160,326	264,673	338	1,872,226	366,949	410

Net interest income after provision for loan losses	8,807,589	6,702,662	31	18,048,243	13,480,893	34

Noninterest Income
Service fees and charges	583,916	545,599	7%	1,153,858	1,020,423	13%
Bank card fees	484,408	444,093	9	952,692	842,188	13
Gain on sale of loans, net	417,934	121,293	245	744,105	225,687	230
Income from bank-owned life insurance	130,927	146,937	(11)	262,206	292,356	(10)
Gain (loss) on the sale of securities, net	59,079	—	—	59,247	(166,082)	136
Discount accretion of FDIC loss sharing receivable	175,622	231,263	(24)	353,131	469,932	(25)
Settlement of litigation	—	525,000	(100)	—	525,000	(100)
Other income	47,773	87,323	(45)	74,335	113,906	(35)

Total noninterest income	1,899,659	2,101,508	(10)	3,599,574	3,323,410	8

Noninterest Expense
Compensation and benefits	4,826,649	3,915,112	23%	9,522,358	7,913,520	20%
Occupancy	702,003	559,165	26	1,396,945	1,124,426	24
Marketing and advertising	184,890	215,145	(14)	336,364	376,195	(11)
Data processing and communication	666,999	572,000	17	1,339,340	1,113,507	20
Professional fees	255,483	427,520	(40)	487,736	847,252	(42)
Forms, printing and supplies	140,449	147,093	(5)	266,715	261,074	2
Franchise and shares tax	175,651	180,501	(3)	351,302	361,001	(3)
Regulatory fees	213,018	200,642	6	411,175	430,382	(4)
Foreclosed assets, net	242,726	105,766	129	510,724	153,900	232
Other expenses	635,046	488,152	30	1,229,077	936,963	31

Total noninterest expense	8,042,914	6,811,096	18	15,851,736	13,518,220	17

Income before income tax expense	2,664,334	1,993,074	34	5,796,081	3,286,083	76
Income tax expense	911,659	725,627	26	1,982,948	1,223,952	62

Net income	$1,752,675	$1,267,447	38	$3,813,133	$2,062,131	85

Earnings per share - basic	$0.25	$0.18	39%	$0.55	$0.29	90%

Earnings per share - diluted	$0.24	$0.17	41	$0.53	$0.28	89

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended June 30,		% Change	For The Three Months Ended March 31, 2012	% Change
	2012	2011
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$11,230	$8,117	38%	$11,265	—%
Total interest expense	1,262	1,150	10	1,313	(4)

Net interest income	9,968	6,967	43	9,952	—

Provision for loan losses	1,160	265	338	712	63
Total noninterest income	1,900	2,102	(10)	1,700	12
Total noninterest expense	8,043	6,811	18	7,809	3
Income tax expense	912	726	26	1,071	(15)

Net income	$1,753	$1,267	38	$2,060	(15)

AVERAGE BALANCE SHEET DATA
Total assets	$963,262	$709,360	36%	$965,682	—%
Total interest-earning assets	853,680	612,942	39	853,349	—
Totals loans	674,260	445,947	51	672,713	—
Total interest-bearing deposits	606,171	432,998	40	598,480	1
Total interest-bearing liabilities	679,659	474,008	43	699,953	(3)
Total deposits	747,148	533,640	40	724,752	3
Total shareholders’ equity	139,113	133,584	4	135,975	2

SELECTED RATIOS (1)
Return on average assets	0.73%	0.71%	3%	0.85%	(14)%
Return on average equity	5.04	3.80	33	6.06	(17)
Efficiency ratio (2)	67.77	75.10	(10)	67.01	1
Average equity to average assets	14.44	18.83	(23)	14.08	3
Tier 1 leverage capital ratio (3)	12.72	15.44	(18)	12.59	1
Total risk-based capital ratio (3)	20.70	27.44	(25)	20.82	(1)
Net interest margin (4)	4.70	4.56	3	4.69	—

PER SHARE DATA
Basic earnings per share	$0.25	$0.18	39%	$0.30	(17)%
Diluted earnings per share	0.24	0.17	41	0.29	(17)
Book value at period end	18.07	16.65	9	17.74	2
Tangible book value at period end	17.76	16.44	8	17.42	2

PER SHARE DATA
Shares outstanding at period end	7,693,769	8,035,404	(4)%	7,762,204	(1)%
Weighted average shares outstanding
Basic	6,972,170	7,191,476	(3)%	6,952,952	—%
Diluted	7,234,806	7,337,358	(1)	7,196,444	1

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	June 30, 2012			March 31, 2012			June 30, 2011
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)
CREDIT QUALITY (1) (2)
Nonaccrual loans	$9,585	$15,842	$25,427	$10,456	$15,759	$26,215	$11,668	$1,127	$12,795
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—

Total nonperforming loans	9,585	15,842	25,427	10,456	15,759	26,215	11,668	1,127	12,795
Foreclosed assets	3,244	1,623	4,867	5,168	2,675	7,843	7,178	92	7,270

Total nonperforming assets	12,829	17,465	30,294	15,624	18,434	34,058	18,846	1,219	20,065
Performing troubled debt restructurings	20	831	851	25	543	568	30	922	952

Total nonperforming assets and troubled debt restructurings	$12,849	$18,296	$31,145	$15,649	$18,977	$34,626	$18,876	$2,141	$21,017

Nonperforming assets to total assets			3.06%			3.48%			2.80%
Nonperforming loans to total assets			2.57			2.68			1.78
Nonperforming loans to total loans			3.74			3.86			2.85
Allowance for loan losses to nonperforming assets			17.54			17.07			20.22
Allowance for loan losses to nonperforming loans			20.90			22.18			31.71
Allowance for loan losses to total loans			0.78			0.86			0.90

Year-to-date loan charge-offs			$1,684			$15			$260
Year-to-date loan recoveries			22			12			30

Year-to-date net loan charge-offs			$1,662			$3			$230

Annualized YTD net loan charge-offs to total loans			0.49%			—%			0.12%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information includes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as “Covered” assets. All other assets are referred to as “Noncovered”.